Pricing Sheet No. U655 To the Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 433 Registration Statement No. 333-180300-03 May 11, 2012
$3,075,000 18 month 10.30% per annum Callable Yield Notes due November 18, 2013 Linked to the Performance of the Common Stock of JPMorgan Chase & Co.

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Reference Shares:
The common stock of JPMorgan Chase & Co. (the “Reference Share Issuer”). The Reference Shares are identified in the table below, together with their Bloomberg ticker symbol, Initial Share Price and Knock-In Price:

	Reference Shares	Ticker	Initial Share Price	Knock-In Price
	The common stock of JPMorgan Chase & Co.	JPM	36.96	25.872
Trade Date:	May 11, 2012
Issue Date:	May 16, 2012
Valuation Date:†	November 13, 2013
Maturity Date:†	November 18, 2013
Offering Price:	$1,000 per $1,000 principal amount of securities.
Initial Share Price:	As set forth in the table above.
Final Share Price:	The closing price of the Reference Shares on the Valuation Date.
Interest Rate:	10.30% per annum. Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears on August 16, 2012, November 16, 2012, February 19, 2013, May 16, 2013, August 16, 2013 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
At maturity, the Redemption Amount you will be entitled to receive will depend on the performance of the Reference Shares and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

•
If a Knock-In Event has occurred and the Final Share Price is less than the Initial Share Price, you will be entitled to receive the Physical Delivery Amount. If a Knock-In Event occurs, you will receive the Physical Delivery Amount, which will most likely have a value substantially less than the principal amount of your securities, and may be zero. You could lose your entire investment.

•	If a Knock-In Event has not occurred, you will be entitled to receive a cash payment equal to the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Physical Delivery Amount:
A number of Reference Shares per $1,000 principal amount of securities, rounded down to the nearest whole number and equal to the product of (i) $1,000 divided by the Initial Share Price and (ii) the share adjustment factor, plus a cash amount equal to the proportion of the Final Share Price corresponding to any fractional share. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount.

Early Redemption:
Prior to the Maturity Date, the Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after August 16, 2012 upon notice on or before the relevant Early Redemption Notice Date at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Early Redemption Notice Dates:
Notice of Early Redemption will be provided prior to the relevant Interest Payment Date on or before August 13, 2012, November 13, 2012, February 13, 2013, May 13, 2013 or August 13, 2013, as applicable.

Knock-In Event:	A Knock-In Event will occur if the Final Share Price is less than its Knock-In Price.
Knock-In Price:	As set forth in the table above.
Calculation Agent:	Credit Suisse International
Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	The securities will not be listed on any securities exchange.
CUSIP and ISIN:	22546TTS0 and US22546TTS05
Underwriting Discounts and Commissions:	$15.00 per $1,000 principal amount of securities

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under “Description of the Securities—Market disruption events.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The Reference Shares

All information contained herein with respect to the Reference Shares and the Reference Share Issuer is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Exchange Act are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Share Issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below. According to its publicly available filings with the SEC, the Reference Share Issuer is a global financial services firm with operations worldwide, including investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity.  The common stock of the Reference Share Issuer is listed on The New York Stock Exchange. The Reference Share Issuer’s SEC file number is 1-5805 and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Credit Suisse has filed a registration statement (including product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Product Supplement No. U-I dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.